EXHIBIT 99-1

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

(A Delaware Limited Liability Company)

Unaudited Condensed Consolidated Balance Sheet

June 30, 2006

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

June 30,
2006

ASSETS

Current assets:
Cash and cash equivalents	$ 539
Accounts receivable, trade (net of allowance for doubtful accounts of $100 and $250)	830,129
Accounts receivable, related parties	2,063
Inventories	40,077
Other	56,358
Total current assets	929,166
Property, plant and equipment, at cost (net of accumulated depreciation and
amortization of $512,814 and $474,332)	1,957,451
Equity investments	353,519
Intangible assets	360,600
Goodwill	16,944
Other assets	69,809
Total assets	$ 3,687,489

LIABILITIES AND MEMBER’S EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 828,270
Accounts payable, related parties	20,085
Accrued interest	32,036
Other accrued taxes	18,510
Other	37,584
Total current liabilities	936,485
Senior notes	1,106,677
Other long-term debt	445,000
Deferred tax liability	514
Other liabilities and deferred credits	27,233
Minority interest	1,242,057
Commitments and contingencies
Member’s equity:
Accumulated other comprehensive loss	(262)
Member’s equity	(70,215)
Total member’s equity	(70,477)
Total liabilities and member’s equity	$ 3,687,489

See Notes to Unaudited Condensed Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Texas Eastern Products Pipeline Company, LLC (the “Company”), a Delaware limited liability company, was a direct wholly owned subsidiary of Duke Energy Field Services, LLC (“DEFS”), a joint venture between Duke Energy Corporation (“Duke Energy”) and ConocoPhillips. Duke Energy held an interest of approximately 70% in DEFS, and ConocoPhillips held the remaining interest of approximately 30%. On February 24, 2005, we were acquired by DFI GP Holdings L.P. (formerly Enterprise GP Holdings L.P.) (“DFI”), an affiliate of EPCO, Inc. (“EPCO”), a privately held company controlled by Dan L. Duncan, for approximately $1.1 billion. In connection with the transfer of DEFS’ membership interest to DFI effective February 23, 2005, we discharged DEFS’ demand note receivable and declared a distribution of accumulated advances that reduced member’s equity by $186.0 million resulting in a former member deficit capital account of $43.0 million. Our executive officers are employees of EPCO. In June 2005, the other personnel working on behalf of TEPPCO Partners, L.P. (“TEPPCO”) also became employees of EPCO. Dan L. Duncan, through his control of DFI, indirectly controls us and appoints our directors.

As used in this Report, “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries. References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, individually as the Parent Company, and not on a consolidated basis.

We own a 2% general partner interest in TEPPCO and act as the managing general partner of TEPPCO. TEPPCO, a Delaware limited partnership, is a master limited partnership formed in March 1990. TEPPCO operates through TE Products Pipeline Company, Limited Partnership (“TE Products”), TCTM, L.P. (“TCTM”) and TEPPCO Midstream Companies, L.P. (“TEPPCO Midstream”). Collectively, TE Products, TCTM and TEPPCO Midstream are referred to as the “Operating Partnerships.” We have the right to receive the incentive distribution rights associated with our general partner interest in TEPPCO. On March 7, 1990, in conjunction with the formation of TEPPCO, we contributed cash and conveyed all assets and liabilities (other than certain intercompany and tax-related items) to TEPPCO in return for a 1.0101% general partner interest in TE Products and a 1% general partner interest in TEPPCO. On March 31, 2000, Texas Eastern Products Pipeline Company and its wholly owned subsidiary, TEPPCO Investments, Inc., were converted to limited liability companies, with a resulting name change for both companies to Texas Eastern Products Pipeline Company, LLC and TEPPCO Investments, LLC, respectively. Additionally, on March 31, 2000, we distributed our ownership interest of a wholly owned subsidiary, TEPPCO Holdings, Inc., to Duke Energy. We also distributed to, and Duke Energy assumed, all of our assets and liabilities, except those relating to the performance of our duties as general partner of TEPPCO, TE Products, and TCTM, L.P. (“TCTM”), and $10.0 million of the demand note receivable due from DEFS. On March 31, 2000, Duke Energy indirectly contributed its remaining investment in us to DEFS.

On July 26, 2001, we restructured our general partner ownership of the Operating Partnerships to cause them to be indirectly wholly owned by TEPPCO. TEPPCO GP, Inc. (“TEPPCO GP”), a subsidiary of TEPPCO, succeeded us as general partner of the Operating Partnerships. All remaining partner interests in the Operating Partnerships not already owned by TEPPCO were transferred to TEPPCO. In exchange for this contribution, our interest as TEPPCO’s general partner was increased to 2%. The increased percentage is the economic equivalent of the aggregate interest that we had prior to the restructuring through our combined interests in TEPPCO and the Operating Partnerships. As a result, TEPPCO holds a 99.999% limited partner interest in the Operating Partnerships and TEPPCO GP holds a 0.001% general partner interest. This reorganization was undertaken to simplify required financial reporting by the Operating Partnerships when the Operating Partnerships issue guarantees of TEPPCO’s debt.

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Basis of Presentation and Principles of Consolidation

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, beginning January 1, 2006, we consolidated our interest in TEPPCO into our financial statements. See “-New Accounting Pronouncements” for further information.

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business. We have no independent operations and no material assets outside those of TEPPCO. The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO. See Note 8 for additional information regarding minority interest ownership in our consolidated subsidiaries.

The accompanying unaudited condensed consolidated balance sheet reflect all adjustments that are, in the opinion of our management, of a normal and recurring nature and necessary for a fair statement of our financial position as of June 30, 2006. Although we believe our disclosures are adequate to make the information presented in our unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC” or “Commission”). Our unaudited June 30, 2006 balance sheet should be read in conjunction with our audited December 31, 2005 balance sheet filed on TEPPCO’s Current Report on Form 8-K on April 3, 2006. In addition, this financial information should be read in conjunction with TEPPCO’s Form 10-Q for the period ended June 30, 2006. The Commission file number for TEPPCO’s public filings is 1-10403.

Business Segments

We operate and report in three business segments: transportation and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”); gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”); and gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and transportation of NGLs (“Midstream Segment”). Our reportable segments offer different products and services and are managed separately because each requires different business strategies.

Our interstate transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission (“FERC”). We refer to refined products, LPGs, petrochemicals, crude oil, NGLs and natural gas in this Report, collectively, as “petroleum products” or “products.”

Deferred Income Tax Liability for Certain Pipeline Operations

In May 2006, the State of Texas enacted a new business tax (the “Texas Margin Tax”) that replaces its existing franchise tax. In general, legal entities that do business in Texas are subject to the new margin tax. Limited partnerships, limited liability companies, corporations, limited liability partnerships and joint ventures are examples of the types of entities subject to the Texas Margin Tax. As a result of the change in tax law, our tax status in the state of Texas changed from nontaxable to taxable. The tax is considered an income tax for purposes of adjustments to deferred tax liability, as the tax is determined by applying a tax rate to a base that considers both revenues and expenses. Accordingly, we determined the Texas Margin Tax should be accounted for as an income tax in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Our deferred income tax liability for state taxes relates only to Texas Margin Tax obligations. The

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Texas Margin Tax becomes effective for franchise tax reports due on or after January 1, 2008. The Texas Margin Tax due in 2008 will be based on revenues earned during the 2007 fiscal year.

The Texas Margin Tax is assessed at 1% of Texas-sourced taxable margin, which is computed as the lesser of (i) 70% of total revenue or (ii) total revenues less (a) cost of goods sold or (b) compensation. The deferred tax liability shown on our consolidated balance sheet reflects the net tax effect of temporary differences related to items such as property, plant and equipment; therefore, the deferred tax liability is noncurrent. We have calculated and recorded an estimated deferred tax liability of approximately $0.5 million associated with the Texas Margin Tax.

Asset Retirement Obligations

During the second quarter of 2006, we recorded a $0.4 million liability, which represents the fair value, as measured at June 30, 2006, of the conditional asset retirement obligation related to structural restoration work to be completed on leased office space that is required upon our anticipated office lease termination. This conditional asset retirement obligation was not previously recorded, due to the indeterminate range of settlement dates and settlement methods, during the implementation of SFAS No. 143, Accounting for Asset Retirement Obligations, and Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, which we adopted on January 1, 2003 and December 31, 2005, respectively. With the availability of new information, we were able to assign probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value. In April 2005, both the FASB and the Securities and Exchange Commission decided to delay the effective date for public companies to implement SFAS 123(R). SFAS 123(R) became effective for public companies for annual periods beginning after June 15, 2005. Accordingly, we adopted SFAS 123(R) in the first quarter of 2006. We adopted SFAS 123(R) under the modified prospective transition method. We have determined that our 1999 and 2005 Phantom Unit Plans are liability awards under the provisions of this statement. No additional compensation expense has been recorded in connection with the adoption of SFAS 123(R) as we have historically recorded the associated liabilities at fair value. The adoption of SFAS 123(R) did not have a material effect on our financial position, results of operations or cash flows.

In June 2005, the EITF reached consensus in EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, to provide guidance on how general partners in a limited partnership should determine whether they control a limited partnership and therefore should consolidate it. The EITF agreed that the presumption of general partner control would be overcome only when the limited partners have either of two types of rights. The first type, referred to as “kick-out rights,” is the right to dissolve or liquidate the partnership or otherwise remove the general partner without cause. The second type, referred to as “participating rights,” is the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business. The kick-out rights and the participating rights must be substantive in order to overcome the presumption of general partner control. The consensus is effective for general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified subsequent to the date of FASB ratification (June 29, 2005). For existing limited partnerships that have not been modified, the guidance in EITF 04-5 is effective no later

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than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. Beginning January 1, 2006, we consolidated our interest in TEPPCO into our financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS 154 establishes new standards on accounting for changes in accounting principles. All such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Periods. However, it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after June 1, 2005. The application of SFAS 154 does not affect the transition provisions of any existing pronouncements, including those that are in the transition phase as of the effective date of SFAS 154. The adoption of SFAS 154 did not have a material effect on our financial position, results of operations or cash flows.

In September 2005, the EITF reached consensus in EITF 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, to define when a purchase and a sale of inventory with the same party that operates in the same line of business should be considered a single nonmonetary transaction subject to APB Opinion No. 29, Accounting for Nonmonetary Transactions. Two or more inventory transactions with the same party should be combined if they are entered into in contemplation of one another. The EITF also requires entities to account for exchanges of inventory in the same line of business at fair value or recorded amounts based on inventory classification. The guidance in EITF 04-13 is effective for new inventory arrangements entered into in reporting periods beginning after March 15, 2006. We adopted EITF 04-13 on April 1, 2006.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement improves the financial reporting of certain hybrid financial instruments and simplifies the accounting for these instruments. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement event occurring after the fiscal year that begins after September 15, 2006 (January 1, 2007).  At June 30, 2006, we did not have any hybrid financial securities outstanding and, as such, we do not believe that adoption of this statement will have a material effect on our financial position, results of operations or cash flows, unless such hybrid securities are issued by us prior to SFAS 155 becoming effective.

In June 2006, the EITF reached consensus in EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The accounting guidance permits companies to elect to present on either a gross or net basis sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a seller and a customer. The gross basis includes the taxes in revenues and costs; the net basis excludes the taxes from revenues. The accounting guidance does not apply to tax systems that are based on gross receipts or total revenues. EITF 06-3 requires companies to disclose their policy for presenting the taxes and disclose any amounts presented on a gross basis if those amounts are significant. The guidance in EITF 06-3 is effective January 1, 2007. As a matter of

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policy, we report such taxes on a net basis. We believe that adoption of EITF 06-3 will not have a material effect on our financial position, results of operations or cash flows.

NOTE 2. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired and is presented on the consolidated balance sheets net of accumulated amortization. We account for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets, which was issued by the FASB in July 2001. SFAS 142 prohibits amortization of goodwill, but instead requires testing for impairment at least annually. We test goodwill for impairment annually at December 31.

To perform an impairment test of goodwill, we have identified our reporting units and have determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units. We then determine the fair value of each reporting unit and compare it to the carrying value of the reporting unit. We will continue to compare the fair value of each reporting unit to its carrying value on an annual basis to determine if an impairment loss has occurred. There have been no goodwill impairment losses recorded since the adoption of SFAS 142.

The following table presents the carrying amount of goodwill at June 30, 2006, by business segment (in thousands):

	Downstream Segment	Midstream Segment	Upstream Segment	Segments Total

Goodwill	$ --	$ 2,777	$ 14,167	$ 16,944

Other Intangible Assets

The following table reflects the components of intangible assets, including excess investments, being amortized at June 30, 2006 (in thousands):

	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Gathering and transportation agreements	$ 464,337	$ (133,682)
Fractionation agreement	38,000	(15,675)
Other	9,898	(2,278)
Subtotal	512,235	(151,635)

Excess investments:
Centennial Pipeline LLC	33,390	(14,651)
Seaway Crude Pipeline Company	27,100	(4,110)
Subtotal	60,490	(18,761)
Total intangible assets	$ 572,725	$ (170,396)

SFAS 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that

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intangible asset shall be amortized over the best estimate of its useful life. At a minimum, we will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required.

The values assigned to our intangible assets for natural gas gathering contracts on the Jonah Gas Gathering System (“Jonah” or “Jonah system”) and the Val Verde Gas Gathering System (“Val Verde”) are amortized on a unit-of-production basis, based upon the actual throughput of the systems compared to the expected total throughput for the lives of the contracts. On a quarterly basis, we may obtain limited production forecasts and updated throughput estimates from some of the producers on the systems, and as a result, we evaluate the remaining expected useful lives of the contract assets based on the best available information. Revisions to these estimates may occur as additional production information is made available to us.

The values assigned to our fractionation agreement and other intangible assets are generally amortized on a straight-line basis. Our fractionation agreement is being amortized over its contract period of 20 years. The amortization periods for our other intangible assets, which include non-compete and other agreements, range from 3 years to 15 years. The value of $8.7 million assigned to our crude supply and transportation intangible customer contracts is being amortized on a unit-of-production basis.

The value assigned to our excess investment in Centennial Pipeline LLC was created upon its formation. Approximately $30.0 million is related to a contract and is being amortized on a unit-of-production basis based upon the volumes transported under the contract compared to the guaranteed total throughput of the contract over a 10-year life. The remaining $3.4 million is related to a pipeline and is being amortized on a straight-line basis over the life of the pipeline, which is 35 years. The value assigned to our excess investment in Seaway Crude Pipeline Company was created upon acquisition of our 50% ownership interest in 2000. We are amortizing the $27.1 million excess investment on a straight-line basis over a 39-year life related primarily to the life of the pipeline.

NOTE 3. INTEREST RATE SWAPS

In October 2001, TE Products entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. We designated this swap agreement as a fair value hedge. The swap agreement has a notional amount of $210.0 million and matures in January 2028 to match the principal and maturity of the TE Products Senior Notes. Under the swap agreement, TE Products pays a floating rate of interest based on a three-month U.S. Dollar LIBOR rate, plus a spread of 147 basis points, and receives a fixed rate of interest of 7.51%. The fair value of this interest rate swap was a loss of approximately $11.3 million at June 30, 2006.

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional amount of $500.0 million and matured in 2012 to match the principal and maturity of the Senior Notes. Under the swap agreements, TEPPCO paid a floating rate of interest based on a U.S. Dollar LIBOR rate, plus a spread, and received a fixed rate of interest of 7.625%. These swap agreements were later terminated in 2002 resulting in gains of $44.9 million. The gains realized from the swap terminations have been deferred as adjustments to the carrying value of the Senior Notes and are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the Senior Notes. At June 30, 2006, the unamortized balance of the deferred gains was $30.2 million. In the event of early extinguishment of the Senior Notes, any remaining unamortized gains would be recognized in the consolidated statement of income at the time of extinguishment.

On January 20, 2006, TEPPCO entered into interest rate swap agreements with a total notional amount of $200.0 million to hedge its exposure to increases in the benchmark interest rate underlying its variable rate revolving credit facility. These interest rate swaps mature in January 2008. Under the swap agreements, TEPPCO pays a fixed

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rate of interest ranging from 4.67% to 4.695% and receives a floating rate based on a three-month U.S. Dollar LIBOR rate. Because these swaps will be designated as cash flow hedges effective in the third quarter of 2006, future changes in fair value, to the extent the swaps are effective, will be recognized in other comprehensive income until the hedged interest costs are recognized in earnings.

NOTE 4. DISPOSITIONS AND DISCONTINUED OPERATIONS

Pioneer Plant

On March 31, 2006, we sold our ownership interest in the Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise Products Partners L.P. (“Enterprise”) for $38.0 million in cash. The Pioneer plant was not an integral part of our Midstream Segment operations, and natural gas processing is not a core business. We have no continuing involvement in the operations or results of this plant. This transaction was reviewed and approved by the Audit and Conflicts Committee of the board of directors of our General Partner and a fairness opinion was rendered by an independent third-party. The sales proceeds were used to fund organic growth projects, retire debt and for other general partnership purposes. The carrying value of the Pioneer plant at March 31, 2006, prior to the sale, was $19.7 million.

NOTE 5. INVENTORIES

Inventories are valued at the lower of cost (based on weighted average cost method) or market. The costs of inventories did not exceed market values at June 30, 2006. The major components of inventories were as follows (in thousands):

Crude oil (1)	$ 10,860
LPGs	13,278
Lubrication oils and specialty chemicals	6,859
Materials and supplies	9,062
Other	18
Total	$ 40,077

_____________________

(1) Substantially all of our crude oil inventory was subject to forward sales contracts.

NOTE 6. EQUITY INVESTMENTS

Through one of our indirect wholly owned subsidiaries, we own a 50% ownership interest in Seaway Crude Pipeline Company (“Seaway”). The remaining 50% interest is owned by ConocoPhillips. We operate the Seaway assets. Seaway owns a pipeline that carries mostly imported crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston, Texas, areas. The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the life of Seaway. From June 2002 through December 31, 2005, we received 60% of revenue and expense of Seaway. For 2006, we are allocated 60% of revenue and expense for the period January 1, 2006, through May 12, 2006, and 40% for the period May 13, 2006, through December 31, 2006. Our share of revenue and expense of Seaway is 47% for 2006. Thereafter, we will receive 40% of revenue and expense of Seaway. During

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the six months ended June 30, 2006, we received distributions from Seaway of $8.5 million. During the six months ended June 30, 2006, we did not invest any additional funds in Seaway.

TE Products owns a 50% ownership interest in Centennial Pipeline LLC (“Centennial”), and Marathon Petroleum Company LLC (“Marathon”) owns the remaining 50% interest. Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. During the six months ended June 30, 2006, TE Products contributed $2.5 million to Centennial. TE Products has received no cash distributions from Centennial since its formation.

TE Products owns a 50% ownership interest in Mont Belvieu Storage Partners, L.P. (“MB Storage”), and Louis Dreyfus Energy Services L.P. (“Louis Dreyfus”) owns the remaining 50% interest. MB Storage owns storage capacity at the Mont Belvieu fractionation and storage complex and a short haul transportation shuttle system that ties Mont Belvieu, Texas, to the upper Texas Gulf Coast energy marketplace. MB Storage is a service-oriented, fee-based venture serving the fractionation, refining and petrochemical industries with substantial capacity and flexibility for the transportation, terminaling and storage of NGLs, LPGs and refined products. MB Storage has no commodity trading activity. TE Products operates the facilities for MB Storage (see Note 12 regarding expected divestiture of MB Storage).

For the years ended December 31, 2006 and 2005, TE Products receives the first $1.7 million per quarter (or $6.78 million on an annual basis) of MB Storage’s income before depreciation expense, as defined in the Agreement of Limited Partnership of MB Storage. TE Products’ share of MB Storage’s earnings may be adjusted annually by the partners of MB Storage. Any amount of MB Storage’s annual income before depreciation expense in excess of $6.78 million is allocated evenly between TE Products and Louis Dreyfus. Depreciation expense on assets each party originally contributed to MB Storage is allocated between TE Products and Louis Dreyfus based on the net book value of the assets contributed. Depreciation expense on assets constructed or acquired by MB Storage subsequent to formation is allocated evenly between TE Products and Louis Dreyfus. For the six months ended June 30, 2006, TE Products’ sharing ratio in the earnings of MB Storage was approximately 61.4%. During the six months ended June 30, 2006, TE Products received distributions from MB Storage of $7.8 million and contributed $1.7 million to MB Storage.

We use the equity method of accounting to account for our investments in Seaway, Centennial and MB Storage. Summarized combined balance sheet information for Seaway, Centennial and MB Storage as of June 30, 2006, is presented below (in thousands):

Current assets	$ 56,462
Noncurrent assets	626,258
Current liabilities	19,559
Long-term debt	150,000
Noncurrent liabilities	20,933
Partners’ capital	492,228

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NOTE 7. DEBT

Senior Notes

On January 27, 1998, TE Products completed the issuance of $180.0 million principal amount of 6.45% Senior Notes due 2008, and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the “TE Products Senior Notes”). The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and are being accreted to their face value over the term of the notes. The 6.45% TE Products Senior Notes due 2008 may not be redeemed prior to their maturity on January 15, 2008. The 7.51% TE Products Senior Notes due 2028, issued at par, may be redeemed at any time after January 15, 2008, at the option of TE Products, in whole or in part, at the following redemption prices (expressed in percentages of the principal amount) during the twelve months beginning January 15 of the years indicated:

Year	Redemption Price	Year	Redemption Price

2008	103.755%	2013	101.878%
2009	103.380%	2014	101.502%
2010	103.004%	2015	101.127%
2011	102.629%	2016	100.751%
2012	102.253%	2017	100.376%

and thereafter at 100% of the principal amount, together in each case with accrued interest at the redemption date.

The TE Products Senior Notes do not have sinking fund requirements. Interest on the TE Products Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year. The TE Products Senior Notes are unsecured obligations of TE Products and rank pari passu with all other unsecured and unsubordinated indebtedness of TE Products. The indenture governing the TE Products Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit our ability to incur additional indebtedness. As of June 30, 2006, TE Products was in compliance with the covenants of the TE Products Senior Notes.

On February 20, 2002, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012 (“7.625% TEPPCO Senior Notes”). The 7.625% TEPPCO Senior Notes were issued at a discount of $2.2 million and are being accreted to their face value over the term of the notes. The 7.625% TEPPCO Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 7.625% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur additional indebtedness. As of June 30, 2006, TEPPCO was in compliance with the covenants of the 7.625% TEPPCO Senior Notes.

On January 30, 2003, TEPPCO issued $200.0 million principal amount of 6.125% Senior Notes due 2013 (“6.125% TEPPCO Senior Notes”). The 6.125% TEPPCO Senior Notes were issued at a discount of $1.4 million and are being accreted to their face value over the term of the notes. The Senior Notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing the 6.125% TEPPCO Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit TEPPCO’s ability to incur

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additional indebtedness. As of June 30, 2006, TEPPCO was in compliance with the covenants of the 6.125% TEPPCO Senior Notes.

The following table summarizes the estimated fair values of the Senior Notes as of June 30, 2006 (in millions):

	Face Value	Fair Value

6.45% TE Products Senior Notes, due January 2008	$ 180.0	$ 181.0
7.625% TEPPCO Senior Notes, due February 2012	500.0	526.9
6.125% TEPPCO Senior Notes, due February 2013	200.0	196.1
7.51% TE Products Senior Notes, due January 2028	210.0	221.1

TEPPCO has entered into interest rate swap agreements to hedge its exposure to changes in the fair value on a portion of the Senior Notes discussed above (see Note 3).

Revolving Credit Facility

On October 21, 2004, TEPPCO entered into a $600.0 million unsecured revolving credit facility with a five year term, including the issuance of letters of credit of up to $100.0 million (“Revolving Credit Facility”). The interest rate is based, at TEPPCO’s option, on either the lender’s base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. Financial covenants in the Revolving Credit Facility require that TEPPCO maintain a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 4.75 to 1.00 (subject to adjustment for specified acquisitions) and a ratio of EBITDA to Interest Expense (as defined and calculated in the facility) of at least 3.00 to 1.00, in each case with respect to specified twelve month periods. Other restrictive covenants in the Revolving Credit Facility limit TEPPCO’s ability to, among other things, incur additional indebtedness, make distributions in excess of Available Cash, incur liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets. On February 23, 2005, TEPPCO amended its Revolving Credit Facility to remove the requirement that DEFS must at all times own, directly or indirectly, 100% of us, to allow for our acquisition by DFI (see Note 1). During the second quarter of 2005, TEPPCO used a portion of the proceeds from an equity offering in May 2005 to repay a portion of the Revolving Credit Facility. On December 13, 2005, TEPPCO again amended its Revolving Credit Facility as follows:

•

Total bank commitments increased from $600.0 million to $700.0 million. The amendment also provided that the commitments under the credit facility may be increased up to a maximum of $850.0 million upon TEPPCO’s request, subject to lender approval and the satisfaction of certain other conditions.

•	The facility fee and the borrowing rate then in effect were reduced by 0.275%.
•

The maturity date of the credit facility was extended from October 21, 2009, to December 13, 2010. Also under the terms of the amendment, TEPPCO may request up to two, one-year extensions of the maturity date. These extensions, if requested, will become effective subject to lender approval and satisfaction of certain other conditions.

•	The amendment also removed the $100.0 million limit on the total amount of standby letters of credit that can be outstanding under the credit facility.

At June 30, 2006, $445.0 million was outstanding under the Revolving Credit Facility at a weighted average interest rate of 5.8%. At June 30, 2006, TEPPCO was in compliance with the covenants of this credit facility. Please see Note 14 for information regarding an amendment to the Revolving Credit Facility.

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The following table summarizes the principal amounts outstanding under all of our debt instruments as of June 30, 2006 (in thousands):

Revolving Credit Facility, due December 2010	$ 445,000
6.45% TE Products Senior Notes, due January 2008	179,952
7.625% TEPPCO Senior Notes, due February 2012	498,770
6.125% TEPPCO Senior Notes, due February 2013	199,059
7.51% TE Products Senior Notes, due January 2028	210,000
Total borrowings	1,532,781
Adjustment to carrying value associated with hedges of fair value	18,896
Total Debt Instruments	$ 1,551,677

Letter of Credit

At June 30, 2006, TEPPCO had outstanding a $14.2 million standby letter of credit in connection with crude oil purchased in the second quarter of 2006. The payable related to these purchases of crude oil is expected to be paid during the third quarter of 2006.

NOTE 8. MINORITY INTEREST

Minority interest represents third-party ownership interests in the net assets of TEPPCO through TEPPCO’s publicly traded limited partner units. We own a 2% general partner interest in TEPPCO. For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance amounts shown as minority interest. Minority interest expense reflects the allocation of earnings to third party investors. Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively, from such third-party investors.

EPCO Proposal

On April 20, 2006, EPCO submitted a proposal to our Audit and Conflicts Committee of the Board of Directors to reduce our maximum percentage interest in TEPPCO’s quarterly distributions from 50% to 25% with respect to that portion of TEPPCO’s quarterly cash distribution to partners that exceeds $0.325 per limited partner unit. In exchange for the agreement to reduce our maximum percentage interest in TEPPCO’s quarterly distributions, we would receive a number of newly-issued limited partner units that, based on the distribution rate and the number of limited partner units outstanding at the time of issuance, would result in us receiving cash distributions from the newly-issued limited partner units and from our reduced maximum percentage interest in TEPPCO’s quarterly distributions that would approximately equal the cash distributions we would have received from our maximum percentage interest in TEPPCO’s quarterly distributions without reduction. Based on TEPPCO’s distribution rate and outstanding limited partner units as of July 31, 2006, the number of newly-issued limited partner units issued to us would be approximately 14.1 million. TEPPCO filed with the SEC a preliminary proxy statement that outlines the EPCO proposal for which TEPPCO will solicit approval from its unitholders at a special meeting. The proxy statement also contains separate proposals for the adoption of an employee limited partner unit purchase plan and a long term incentive plan. The special meeting date has been set for October 26, 2006 for unitholders of record as of September 5, 2006.

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NOTE 9. RELATED PARTY TRANSACTIONS

EPCO and Affiliates and Duke Energy, DEFS and Affiliates

Prior to February 24, 2005, we were an indirect wholly owned subsidiary of DEFS. On February 24, 2005, DEFS sold its interest in us to DFI (see Note 1). DEFS and Duke Energy continued to provide some administrative services for us for a period of up to one year after the sale, at which time, we assumed these services. In connection with our acquisition by DFI, our employees became employees of EPCO effective June 1, 2005. Currently, all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to an amended and restated administrative services agreement. We reimburse EPCO for the allocated costs of its employees who perform operating, management and other administrative functions for us (see Note 1).

At June 30, 2006, we had a receivable from EPCO and affiliates of $1.1 million related to sales and transportation services provided to EPCO and affiliates. At June 30, 2006, we had a payable to EPCO and affiliates of $16.9 million related to direct payroll, payroll related costs and other operational related costs.

Beginning February 24, 2005, the majority of our insurance coverage, including property, liability, business interruption, auto and directors and officers’ liability insurance, was obtained through EPCO. At June 30, 2006, we had insurance reimbursement receivables due from EPCO of $1.8 million.

On March 31, 2006, we sold our ownership interest in the Jonah Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with Jonah’s rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming to an affiliate of Enterprise for $38.0 million (see Note 4).

Jonah Joint Venture

On August 1, 2006, Enterprise (through an affiliate) became our joint venture partner by acquiring an interest in our Jonah Gas Gathering Company, the partnership through which we owned the Jonah system. Prior to entering into the joint venture, Enterprise had managed the construction of the Phase V expansion and funded the initial costs under a letter of intent we entered into in February 2006. In connection with the joint venture arrangement, we and Enterprise intend to continue the Phase V expansion, which is expected to increase the system capacity of the Jonah system from 1.5 billion cubic feet per day (“Bcf/d”) to approximately 2.4 Bcf/d and to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries. The first portion of the expansion, which is expected to increase the system gathering capacity to approximately 2.0 Bcf/d, is scheduled to be completed in the first quarter of 2007 at an estimated cost of approximately $275.0 million. The second portion of the expansion is expected to cost approximately $140.0 million and be completed by the end of 2007.

Enterprise will continue to manage the Phase V construction project. We are entitled to all distributions from the joint venture until specified milestones are achieved, at which point, Enterprise will be entitled to receive 50% of the incremental cash flow from portions of the system placed in service as part of the expansion. After subsequent milestones are achieved, we and Enterprise will share distributions based on a formula that takes into account the capital contributions of the parties, including expenditures by us prior to the expansion. In the third quarter of 2006, we will reimburse Enterprise for 50% of the Phase V cost incurred by it through August 1, 2006 (including its cost of capital). From August 1, 2006, we and Enterprise equally share the costs of the Phase V expansion. Upon completion of the expansion project and based on the formula in the partnership agreement, we expect to own an interest in Jonah Gas Gathering Company of approximately 80%, with Enterprise owning the remaining 20% and serving as operator and with further costs being allocated based on such ownership interests. The joint venture will be governed by a management committee comprised of two representatives approved by

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Enterprise and two representatives approved by us, each with equal voting power. This transaction was reviewed and approved by our Audit and Conflicts Committee of the board of directors. Through June 30, 2006, Enterprise had incurred approximately $106.9 million of costs related to the expansion, of which $97.8 million has been paid to vendors by Enterprise.

NOTE 10. EMPLOYEE BENEFIT PLANS

Retirement Plans

The TEPPCO Retirement Cash Balance Plan (“TEPPCO RCBP”) was a non-contributory, trustee-administered pension plan. In addition, the TEPPCO Supplemental Benefit Plan (“TEPPCO SBP”) was a non-contributory, nonqualified, defined benefit retirement plan, in which certain executive officers participated. The TEPPCO SBP was established to restore benefit reductions caused by the maximum benefit limitations that apply to qualified plans. The benefit formula for all eligible employees was a cash balance formula. Under a cash balance formula, a plan participant accumulated a retirement benefit based upon pay credits and current interest credits. The pay credits were based on a participant’s salary, age and service. We used a December 31 measurement date for these plans.

On May 27, 2005, the TEPPCO RCBP and the TEPPCO SBP were amended. Effective May 31, 2005, participation in the TEPPCO RCBP was frozen, and no new participants were eligible to be covered by the plan after that date. Effective June 1, 2005, EPCO adopted the TEPPCO RCBP and the TEPPCO SBP for the benefit of its employees providing services to us. Effective December 31, 2005, all plan benefits accrued were frozen, participants received no additional pay credits after that date, and all plan participants were 100% vested regardless of their years of service. The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants have the option to receive their benefits either through a lump sum payment in 2006 or through an annuity. In April 2006, we received a determination letter from the IRS providing IRS approval of the plan termination. For those plan participants who elect to receive an annuity, we will purchase an annuity contract from an insurance company in which the plan participant owns the annuity, absolving us of any future obligation to the participant. Participants in the TEPPCO SBP received pay credits through November 30, 2005, and received lump sum benefit payments in December 2005. Both the RCBP and SBP benefit payments are discussed below.

In June 2005, we recorded a curtailment charge of $0.1 million in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, as a result of the TEPPCO RCBP and TEPPCO SBP amendments. As of May 31, 2005, the following assumptions were changed for purposes of determining the net periodic benefit costs for the remainder of 2005: the discount rate, the long-term rate of return on plan assets, and the assumed mortality table. The discount rate was decreased from 5.75% to 5.00% to reflect rates of returns on bonds currently available to settle the liability. The expected long-term rate of return on plan assets was changed from 8% to 2% due to the movement of plan funds from equity investments into short-term money market funds. The mortality table was changed to reflect overall improvements in mortality experienced by the general population. The curtailment charge arose due to the accelerated recognition of the unrecognized prior service costs. We recorded additional settlement charges of approximately $0.2 million in the fourth quarter of 2005 relating to the TEPPCO SBP. We expect to record additional settlement charges of approximately $4.0 million during the third quarter of 2006 relating to the TEPPCO RCBP for any existing unrecognized losses upon the plan termination and final distribution of the assets to the plan participants.

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Other Postretirement Benefits

We provided certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis (“TEPPCO OPB”). Employees became eligible for these benefits if they met certain age and service requirements at retirement, as defined in the plans. We provided a fixed dollar contribution, which did not increase from year to year, towards retired employee medical costs. The retiree paid all health care cost increases due to medical inflation. We used a December 31 measurement date for this plan.

In May 2005, benefits provided to employees under the TEPPCO OPB were changed. Employees eligible for these benefits received them through December 31, 2005, however, effective December 31, 2005, these benefits were terminated. As a result of this change in benefits and in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, we recorded a curtailment credit of approximately $1.7 million in our accumulated postretirement obligation which reduced our accumulated postretirement obligation to the total of the expected remaining 2005 payments under the TEPPCO OPB. The employees participating in this plan at that time were transferred to DEFS, who is expected to provide postretirement benefits to these retirees. We recorded a one-time settlement to DEFS in the third quarter of 2005 of $0.4 million for the remaining postretirement benefits.

Effective June 1, 2005, the payroll functions performed by DEFS for us were transferred from DEFS to EPCO. For those employees who were receiving certain other postretirement benefits at the time of our acquisition, DEFS is expected to continue to provide these benefits to those employees. Effective June 1, 2005, EPCO began providing certain other postretirement benefits to those employees who became eligible for the benefits after June 1, 2005, and will charge those benefit related costs to us. As a result of these changes, we recorded a $1.2 million reduction in our other postretirement obligation in June 2005.

Estimated Future Benefit Contributions

We do not expect to make further contributions to our retirement plans and other postretirement benefit plans. However, EPCO maintains a 401(k) plan for the benefit of employees providing services to us, and we will continue to reimburse EPCO for the cost of maintaining this plan in accordance with the ASA.

NOTE 11. SEGMENT INFORMATION

We have three reporting segments:

•	Our Downstream Segment, which is engaged in the transportation and storage of refined products, LPGs and petrochemicals;
•	Our Upstream Segment, which is engaged in the gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals; and
•	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and transportation of NGLs.

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The amount indicated below as “Other” relates primarily to Parent Company financial information, intersegment eliminations and assets that we hold that have not been allocated to any of our reporting segments. The following table includes total assets for each segment as of June 30, 2006 (in thousands):

	Downstream Segment	Upstream Segment	Midstream Segment	Segments Total	Other	Consolidated

Total assets	$1,059,421	$ 1,419,512	$ 1,227,797	$ 3,706,730	$ (19,241)	$ 3,687,489

NOTE 12. COMMITMENTS AND CONTINGENCIES

Litigation

In the fall of 1999, we and TE Products were named as defendants in a lawsuit in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et al. and Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al.    In the lawsuit, the plaintiffs contend, among other things, that we and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil and water.  They further contend that the release caused damages to the plaintiffs.  In their complaint, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief and loss of consortium. The plaintiffs are seeking compensatory, punitive and treble damages.  On March 18, 2005, we entered into Release and Settlement Agreements with the McCleery plaintiffs dismissing all of these plaintiffs’ claims on terms that did not have a material adverse effect on our financial position, results of operations or cash flows.  Although we did not settle with all plaintiffs and we therefore remain named parties in the Michael and Linda Robson, et al. v. Texas Eastern Corporation, et al. action, a co-defendant has agreed, by Cooperative Defense Agreement, to fund the defense and satisfy all final judgments which might be rendered with the remaining claims asserted against us.  Consequently, we do not believe that the outcome of these remaining claims will have a material adverse effect on our financial position, results of operations or cash flows.

On December 21, 2001, TE Products was named as a defendant in a lawsuit in the 10th Judicial District, Natchitoches Parish, Louisiana, styled Rebecca L. Grisham et al. v. TE Products Pipeline Company, Limited Partnership. In this case, the plaintiffs contend that our pipeline, which crosses the plaintiffs’ property, leaked toxic products onto their property and, consequently caused damages to them. We have filed an answer to the plaintiffs’ petition denying the allegations, and we are defending ourselves vigorously against the lawsuit. The plaintiffs assert damages attributable to the remediation of the property of approximately $1.4 million; however, this case is covered by insurance, subject to applicable policy limits. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In May 2003, we were named as a defendant in a lawsuit styled John R. James, et al. v. J Graves Insulation Company, et al. as filed in the first Judicial District Court, Caddo Parish, Louisiana. There are numerous plaintiffs identified in the action that are alleged to have suffered damages as a result of alleged exposure to asbestos-containing products and materials. According to the petition and as a result of a preliminary investigation, we believe that the only claim asserted against us results from one individual for the period from July 1971 through June 1972, who is alleged to have worked on a facility owned by our predecessor. This period represents a small portion of the total alleged exposure period from January 1964 through December 2001 for this individual. The individual’s claims involve numerous employers and alleged job sites. In response to the exception filed on our behalf, the plaintiffs have agreed to voluntarily dismiss us from the suit. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

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In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana. The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants. The former refinery is located near our Bossier City facility. Plaintiffs have claimed personal injuries and property damage arising from alleged contamination of the refinery property. The plaintiffs have recently pursued certification as a class and have significantly increased their demand to approximately $175.0 million. This revised demand includes amounts for environmental restoration not previously claimed by the plaintiffs. We have never owned any interest in the refinery property made the basis of this action, and we do not believe that we contributed to any alleged contamination of this property. While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In addition to the litigation discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these lawsuits and other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.

Regulatory Matters

Our processing and fractionation plants, pipelines, and associated facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our results of operations and cash flows.

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position. We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows. At June 30, 2006, we have an accrued liability of $2.1 million related to sites requiring environmental remediation activities.

In 1994, the Louisiana Department of Environmental Quality (“LDEQ”) issued a compliance order for environmental contamination at our Arcadia, Louisiana, facility. In 1999, our Arcadia facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of this contamination. Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located

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upgradient of the Arcadia facility. This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility. At June 30, 2006, we have an accrued liability of $0.2 million for remediation costs at our Arcadia facility. We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.

On July 27, 2004, we received notice from the United States Department of Justice (“DOJ”) of its intent to seek a civil penalty against us related to our November 21, 2001, release of approximately 2,575 barrels of jet fuel from our 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, is seeking a civil penalty against us for alleged violations of the Clean Water Act (“CWA”) arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. We have agreed with the DOJ on a proposed penalty of $2.865 million, along with our commitment to implement additional spill prevention measures, and expect to finalize the settlement in the third quarter of 2006. We do not expect this settlement to have a material adverse effect on our financial position, results of operations or cash flows.

One of the spills encompassed in our current settlement discussion with the DOJ involved a 37,450-gallon release from Seaway on May 13, 2005 at Colbert, Oklahoma. This release was remediated under the supervision of the Oklahoma Corporation Commission, but has resulted in claims by neighboring landowners, for which we anticipate a financial settlement in the range of $0.7 million to $0.8 million. In addition, the release resulted in a Corrective Action Order by the U.S. Department of Transportation. Among other requirements of this Order, we were required to reduce the operating pressure of Seaway by 20% until completion of required corrective actions. The corrective actions were completed and on June 1, 2006, we increased the operating pressure of Seaway back to 100%. We have a 50% ownership interest in Seaway, and any settlement should be covered by our insurance. We do not expect the completion of our obligations relating to the Colbert release to have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2005, a propane release and fire occurred at our Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of our employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, we received a citation from the Occupational Safety and Health Administration (“OSHA”) arising out of this incident, with a proposed penalty of $0.1 million. We are currently in settlement discussions with OSHA. We do not expect that any settlement of this citation will have a material adverse effect on our financial position, results of operations or cash flows.

We are also in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty. We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.

On March 26, 2004, a decision in ARCO Products Co., et al. v. SFPP, Docket Nos. OR96-2-000 et al., was issued by the FERC, which made several significant determinations with respect to finding “changed circumstances” under the Energy Policy Act of 1992 (“EP Act”). The decision largely clarifies, but does not fully quantify, the standard required for a complainant to demonstrate that an oil pipeline’s rates are no longer subject to the rate protection of the EP Act by demonstrating that a substantial change in circumstances has occurred since 1992 with respect to the basis of the rates being challenged. In the decision, the FERC found that a limited number of rate elements will significantly affect the economic basis for a pipeline company’s rates. The elements identified in the decision are volume changes, allowed total return and total cost-of-service (including major cost elements such as rate base, tax rates and tax allowances, among others). The FERC did reject, however, the use of changes in tax rates and income tax allowances as stand-alone factors. Judicial review of that decision, which has been sought by a

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number of parties to the case, is currently pending before the U.S. Court of Appeals for the District of Columbia Circuit. We have not yet determined the impact, if any, that the decision, if it is ultimately upheld, would have on our rates if they were reviewed under the criteria of this decision.

On July 20, 2004, the District of Columbia Circuit issued an opinion in BP West Coast Products LLC v. FERC. In reviewing a series of orders involving SFPP, L.P., the court held among other things that the FERC had not adequately justified its policy of providing an oil pipeline limited partnership with an income tax allowance equal to the proportion of its income attributable to partnership interests owned by corporate partners. Under the FERC’s initial ruling, SFPP, L.P. was permitted an income tax allowance on its cost-of-service filing for the percentage of its net operating (pre-tax) income attributable to partnership units held by corporations, and was denied an income tax allowance equal to the percentage attributable to partnership units held by non-corporate partners. The court remanded the case back to the FERC for further review. Following the court’s remand, on May 4, 2005, the FERC issued its Policy Statement on Income Tax Allowances, which permits regulated partnerships, limited liability companies and other pass-through entities an income tax allowance on their income attributable to any owner that has an actual or potential income tax liability on that income, regardless whether the owner is an individual or corporation. If there is more than one level of pass-through entities, the regulated company income must be traced to where the ultimate tax liability lies. The Policy Statement is to be applied in individual cases, and the regulated entity bears the burden of proof to establish the tax status of its owners. On December 16, 2005, the FERC issued the first of those decisions, in an order involving SFPP (the “SFPP Order”). The SFPP Order confirmed that a master limited partnership is entitled to a tax allowance with respect to partnership income for which there is an “actual or potential income tax liability” and determined that a unitholder that is required to file a Form 1040 or Form 1120 tax return that includes partnership income or loss is presumed to have an actual or potential income tax liability sufficient to support a tax allowance on that partnership income. The FERC also established certain other presumptions, including that corporate unitholders are presumed to be taxed at the maximum corporate tax rate of 35% while individual unitholders (and certain other types of unitholders taxed like individuals) are presumed to be taxed at a 28% tax rate. The SFPP Order remains subject to further administrative proceedings, including review by the FERC of compliance filings made by SFPP on March 7, 2006, as well as judicial review. The ultimate outcome of the FERC’s inquiry on income tax allowance should not affect our current rates and rate structure because our rates are not based on cost-of-service methodology. However, the outcome of the income tax allowance would become relevant to us should we (i) elect in the future to use cost-of-service to support our rates, or (ii) be required to use such methodology to defend our indexed rates.

Other

Centennial entered into credit facilities totaling $150.0 million, and as of June 30, 2006, $150.0 million was outstanding under those credit facilities, of which $140.0 million expires in 2024, and $10.0 million expires in April 2007. TE Products and Marathon have each guaranteed one-half of the repayment of Centennial’s outstanding debt balance (plus interest) under these credit facilities. The guarantees arose in order for Centennial to obtain adequate financing, and the proceeds of the credit facilities were used to fund construction and conversion costs of its pipeline system. Prior to the expiration of the long-term credit facility, TE Products could be relinquished from responsibility under the guarantee should Centennial meet certain financial tests. If Centennial defaults on its outstanding balance, the estimated maximum potential amount of future payments for TE Products and Marathon is $75.0 million each at June 30, 2006.

TE Products, Marathon and Centennial have entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event. There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each. As a result of the catastrophic event guarantee, TE Products has recorded a $4.5 million obligation, which represents the present value of the

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (Continued)

estimated amount that we would have to pay under the guarantee. If a catastrophic event were to occur and we were required to contribute cash to Centennial, contributions exceeding our deductible might be covered by our insurance.

One of our subsidiaries, TEPPCO Crude Oil, L.P. (“TCO”), has entered into master equipment lease agreements with finance companies for the use of various equipment. We have guaranteed the full and timely payment and performance of TCO’s obligations under the agreements. Generally, events of default would trigger our performance under the guarantee. The maximum potential amount of future payments under the guarantee is not estimable, but would include base rental payments for both current and future equipment, stipulated loss payments in the event any equipment is stolen, damaged, or destroyed and any future indemnity payments. We carry insurance coverage that may offset any payments required under the guarantees.

On February 24, 2005, we were acquired from DEFS by DFI. On March 11, 2005, the Bureau of Competition of the Federal Trade Commission (“FTC”) delivered written notice to DFI’s legal advisor that it was conducting a non-public investigation to determine whether DFI’s acquisition of us may substantially lessen competition or violate other provisions of federal antitrust laws. We and TEPPCO have cooperated fully with this investigation. In order to resolve the matter, we and TEPPCO have negotiated with the staff of the FTC and agreed to a proposal that, if accepted by the FTC, would require the divestiture of our 50% ownership interest in MB Storage and certain related assets (see Note 14 for further information).

NOTE 13. MEMBER’S EQUITY

At June 30, 2006, member’s equity consisted of our capital account and accumulated other comprehensive income (loss).

As of June 30, 2006, we had a deficit balance of $70.2 million in our member’s equity account. This negative balance does not represent an asset to us and does not represent obligations of our member (DFI) to contribute cash or other property to us. The member’s equity account generally consists of DFI’s cumulative share of our net income less cash distributions made to it plus capital contributions that it has made to us. Cash distributions that we receive during a period from TEPPCO may exceed its net income for the period. In turn, cash distributions we make to DFI during a period may exceed our net income for the period. TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us in our reasonable discretion. Cash distributions by us to DFI in excess of our net income during the six months ended June 30, 2006, resulted in a deficit in the member’s equity account at June 30, 2006. Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

Accumulated Other Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments to be reported in a financial statement. As of June 30, 2006, the components of accumulated other comprehensive income reflected on our consolidated balance sheet was composed of crude oil hedges and interest rate swaps. The crude oil hedges mature in December 2006 and December 2007. While the crude oil hedges are in effect, changes in their fair values, to the extent the hedges are effective, are recognized in accumulated other comprehensive income until they are recognized in net income in future periods. The interest rate swaps mature in January 2008, are related to our variable rate revolving credit facility and are designated as cash flow hedges beginning in the third quarter of 2006.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET - (Continued)

The accumulated balance of other comprehensive income (loss) related to our cash flow hedges are as follows (in thousands):

Balance at December 31, 2005	$ 11
Changes in fair values of interest rate cash flow hedges	1,671
Changes in fair values of interest rate cash flow hedges	(1,671)
Changes in fair values of crude oil cash flow hedges	(273)
Balance at June 30, 2006	$ (262)

NOTE 14. SUBSEQUENT EVENTS

In July 2006, TEPPCO issued and sold in an underwritten public offering 5.0 million limited partner units at a price to the public of $35.50 per limited partner unit. The proceeds from the offering, net of underwriting discount, totaled approximately $170.4 million. On July 12, 2006, 750,000 additional limited partner units were sold upon exercise of the underwriters’ over-allotment option granted in connection with the offering. Proceeds from the over-allotment sale, net of underwriting discount, totaled $25.6 million. The net proceeds from the offering and the over-allotment were used to reduce indebtedness under TEPPCO’s Revolving Credit Facility.

On July 31, 2006, TEPPCO executed a third amendment (“Third Amendment”) to its Revolving Credit Facility which extends the maturity date of amounts borrowed under the Revolving Credit Facility from December 2010 to December 2011. The Third Amendment also releases Jonah as a guarantor of the Revolving Credit Facility. The Third Amendment restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other debt in the principal aggregate amount of $50.0 million. In addition, the Third Amendment allows for swing line loans up to $25.0 million (within the $700.0 million total borrowing limit) and modifies TEPPCO’s financial covenants to, among other things, allow TEPPCO to include in the calculation of its Consolidated EBITDA (as defined in the Revolving Credit Facility, as amended) pro forma adjustments for material projects.

On August 18, 2006, the FTC publicly announced that it had accepted for public comment an order and consent agreement that would end its investigation. If approved, the order will require the divestiture of our 50% interest in MB Storage and certain related assets to one or more FTC-approved buyers no later than December 31, 2006 in a manner approved by the FTC and subject to its final approval. If we are unable to divest the interest and related assets by that date, the FTC may appoint a divestiture trustee to oversee their sale to one or more approved buyers. The order contains no minimum price for the divestiture and requires that we provide the acquiror or acquirors the opportunity to hire employees who spend more than 10 percent of their time working on the divested assets. The order also imposes specified operational, reporting and consent requirements on us including, among other things, in the event that we build a new pipeline connecting to our mainline at Mont Belvieu, implement new allocation procedures relating to the movement of NGLs between storage facilities, our mainline and customers, or acquire interests in or operate salt dome storage facilities for NGLs in specified areas. The order is subject to public comment until September 18, 2006, after which the FTC will decide whether to make it final.